Exhibit 4.2

Equinor ASA

Equinor Energy AS

Officers’ Certificate

September 10, 2018

Pursuant to Sections 102 and 301 of the Indenture

Each of the undersigned officers of Equinor ASA, a public limited company incorporated under the laws of the Kingdom of Norway (the “Company”) and of Equinor Energy AS, a limited company incorporated under the laws of the Kingdom of Norway (“Equinor Energy”), pursuant to Sections 102 and 301 of the Indenture dated as of April 15, 2009, as supplemented by the Supplemental Indenture No. 1, dated as of May 26, 2010 and as further supplemented by the Supplemental Indenture No. 2, dated as of May 16, 2018 (the “Base Indenture”), as further supplemented by the Supplemental Indenture No. 3, dated as of September 10, 2018 (the “Supplemental Indenture No. 3”, and together with the Base Indenture, the “Indenture”) among the Company, Equinor Energy and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), hereby certifies:

1.	The terms of the series of securities established under the Indenture in the $1,000,000,000 aggregate principal amount of the Company’s 3.625% Notes due 2028 (the “Notes”) are set forth in Annex A.

2.

Each of the undersigned has read the provisions (i) of the Indenture setting forth conditions precedent to the authentication of the Notes, and the definitions in the Indenture relating thereto and (ii) of the Base Indenture setting forth the conditions precedent to the execution and delivery by the Trustee of the Supplemental Indenture No. 3 and the definitions in the Base Indenture relating thereto;

3.

Each of the undersigned has examined (i) the Indenture, (ii) the resolutions of the Board of Directors of the Company and resolutions of the Board of Directors of Equinor Energy, and (iii) the terms set forth in Annex A;

4.

In the opinion of each of the undersigned such examination is sufficient to enable each of the undersigned to express an informed opinion as to whether or not the conditions precedent referred to above have been complied with; and

5.

Each of the undersigned is of the opinion that the conditions precedent referred to above have been complied with and that the execution of the Supplemental Indenture No. 3 is authorized or permitted by the Base Indenture.

IN WITNESS WHEREOF, each of the undersigned has signed his name.

Dated as of the date first set forth above.

EQUINOR ASA

By:	/s/ Russell Alton
	Name	Russell Alton
	Title:	Senior Vice President, Finance

EQUINOR ENERGY AS

By:	/s/ Russell Alton
	Name	Russell Alton
	Title:	Senior Vice President, Finance

ANNEX A

3.625% Fixed Rate Notes due 2028 (the “Notes”)

•	Issuer: Equinor ASA (“Equinor”).

•	Guarantor: Equinor Energy AS (“Equinor Energy”).

•	Title: 3.625% Fixed Rate Notes due 2028.

•	Total initial principal amount being issued: $1,000,000,000.

•	Issuance date: September 10, 2018.

•	Maturity date: September 10, 2028.

•	Interest rate: 3.625% per annum.

•	Date interest starts accruing: September 10, 2018.

•	Interest payment dates: Each March 10 and September 10.

•	First interest payment date: March 10, 2019.

•	Regular record dates for interest: The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

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Further issuances: Equinor may, at its sole option, at any time and without the consent of the then-existing noteholders, “reopen” the Notes and issue an unlimited principal amount of additional Notes in one or more transactions subsequent to the date of this prospectus supplement with terms (other than the issuance date, issue price and, possibly, the CUSIP, the first interest payment date and the date interest starts accruing) identical to the Notes issued hereby. These additional Notes will be deemed part of the same series as the Notes offered hereby and will provide the holders of these additional Notes the right to vote together with holders of the Notes issued hereby. Equinor may reopen the Notes only if the additional Notes issued will be fungible with the original Notes for United States federal income tax purposes.

•	No negative pledge or sale and leaseback covenants: The Notes shall not benefit from a negative pledge or limitation on sale and leaseback transactions.

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Optional make whole redemption: Prior to June 10, 2028 the Notes are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail as a whole or in part, at any time and from time to time, at the election of Equinor at a redemption price equal to the greater of (i) 100% of the principal amount of the applicable series of Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of Notes to be redeemed as if the Notes to be redeemed matured on June 10, 2028 (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points, plus accrued and unpaid interest to the date of redemption. In addition, on or after June 10, 2028 the Notes are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail as a whole or in part, at any time and from time to time, at the election of Equinor at a redemption price equal to 100% of the principal amount of the applicable series of Notes to be redeemed, plus accrued and unpaid interest to the date of redemption. For purposes of determining the optional make- whole redemption price, the following definitions are applicable: “Treasury rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue

(expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. “Comparable treasury issue” means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the applicable series of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. “Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. “Quotation agent” means one of the reference treasury dealers appointed by Equinor. “Reference treasury dealer” means Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective affiliates which are primary U.S. government securities dealers, and their respective successors, and two other primary U.S. government securities dealers selected by Equinor, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), Equinor shall substitute therefor another primary treasury dealer. “Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

•	Day count: 30/360.

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Day count convention: Following unadjusted. If any payment is due in respect of the Notes on a day that is not a business day, it will be made on the next following business day, provided that no interest will accrue on the payment so deferred.

•	Guarantee: Payment of the principal of and interest on the Notes is guaranteed by Equinor Energy AS.

•	Denomination: The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

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Business day: A “business day” for these purposes is any weekday on which banking or trust institutions in neither New York nor Oslo are authorized generally or obligated by law, regulation or executive order to close.

•	Ranking: The Notes are unsecured and rank equally with all of Equinor’s other unsecured and unsubordinated indebtedness from time to time outstanding.

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Optional tax redemption: Equinor and Equinor Energy have the option to redeem the Notes of any series, in whole and not in part, at any time in the two situations described below at a redemption price equal to the principal amount of the applicable series of the Notes plus accrued interest and any additional amounts due on the date fixed for redemption upon providing between 30 and 60 days’ notice.

The first situation is where, as a result of changes in or amendment to, or changes in the official application or interpretation of, any laws or regulations or rulings, or changes in the official application or interpretation of, or any execution of or amendment to, any treaties on or after September 5, 2018 in the jurisdiction where Equinor or Equinor Energy is incorporated or, if different tax resident, Equinor or Equinor Energy, as applicable, would be required to pay additional amounts as described below under “Payment of additional amounts”. If Equinor or Equinor Energy is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized or incorporated or, if different, tax resident, and the applicable date will be the date the entity became a successor. Equinor or Equinor Energy do not have the option to redeem in this case if either Equinor or Equinor Energy, as applicable, could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to Equinor or Equinor Energy, as applicable.

The second situation is where, following a merger, consolidation, sale or lease of Equinor’s or Equinor Energy’s assets to a person that assumes Equinor’s or Equinor Energy’s obligations under the applicable series of the Notes, that person is required to pay additional amounts as described below under “Payment of additional amounts”. Equinor, Equinor Energy or the other person would have the option to redeem the applicable series of the Notes in this situation even if the additional amounts became payable immediately after such assumption. None of Equinor, Equinor Energy or that person has any obligation under the indenture to seek to avoid the obligation to pay additional amounts in this situation. Equinor, Equinor Energy or the other person, as applicable, shall deliver to the trustee an officer’s certificate to the effect that the circumstances required for redemption exist.

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Payment of additional amounts: None payable under current law. The government or any political subdivision or taxing authority of such government of any jurisdiction where Equinor or Equinor Energy is incorporated (currently the Kingdom of Norway) or, if different, tax resident may require Equinor or Equinor Energy to withhold amounts from payments on the principal or interest on the Notes of any series or payment under the guarantees for taxes, assessments or any other governmental charges. If any such jurisdiction requires a withholding of this type, Equinor or Equinor Energy may be required to pay the noteholder additional amounts so that the net amount the noteholder receives will be the amount specified in the applicable series of the Notes. However, in order for the noteholder to be entitled to receive the additional amounts, the noteholder must not be resident in the jurisdiction that requires the withholding. Equinor and Equinor Energy will not have to pay additional amounts under any or any combination of the following circumstances:

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The tax, assessment or governmental charge would not have been imposed but for the fact that the noteholder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the noteholder, if the noteholder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction, other than by merely holding the Notes or receiving principal or interest in respect thereof. These connections include where the noteholder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been present or engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

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The tax, assessment or governmental charge is imposed due to the presentation of the Notes (where presentation is required) for payment on a date more than 30 days after the applicable series of the Notes became due or after the payment was provided for, whichever occurs later.

•	The tax, assessment or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

•	The tax, assessment or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholding.

•	The tax, assessment or governmental charge is imposed or withheld because the noteholder or beneficial owner failed to comply with any of Equinor’s following requests:

•	to provide information about the nationality, residence or identity of the noteholder or beneficial owner, or

•	to make a declaration or other similar claim or satisfy any information or reporting requirements,

in each case that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax, assessment or governmental charge.

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The tax, assessment or governmental charge is imposed on a noteholder or beneficial owner who could have avoided such withholding or deduction by presenting its Notes for payment (where presentation is required) to a different paying agent.

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The noteholder is a fiduciary, partnership or other entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, the Notes, and the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary, a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary, settlor, member or beneficial owner been the noteholder of the Notes.

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The foregoing provisions will also apply to any present or future taxes, assessments or governmental charges imposed by any jurisdiction in which Equinor’s or Equinor Energy’s successor is organized or incorporated or, if different, tax resident.

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Notwithstanding the foregoing provisions, neither Equinor or Equinor Energy (nor any paying agent or any other person) shall be required to pay any additional amounts with respect to any withholding or deduction imposed on or in respect of any debt security pursuant to Section 1471-1474 of the United States Internal Revenue Code (the “Code”) (and any current and future regulations or official interpretations thereof) (“FATCA”), the laws of Norway implementing FATCA or any agreement between Equinor, Equinor Energy and any taxing or governmental authority entered into for FATCA purposes.

•	Form of Notes: The Notes are issued as one or more global securities.

•	Name of depositary: The Depository Trust Company, commonly referred to as “DTC”.

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Trading through DTC, Clearstream, Luxembourg and Euroclear: Initial settlement for the Notes was made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Banking, société anonyme, in Luxembourg (“Clearstream, Luxembourg”), customers and/or Euroclear Bank S.A./N.V. (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

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Trustee: The notes are issued under the indenture among Equinor, Equinor Energy AS and Deutsche Bank Trust Company, as trustee, dated as of April 15, 2009, as amended by Supplemental Indenture No. 1, dated as of May 26, 2010, as further amended by Supplemental Indenture No. 2, dated as of May 16, 2018 and as further amended by Supplemental Indenture No. 3, dated as of September 10, 2018.

•	Sinking fund: There is no sinking fund.

•	Use of proceeds: The net proceeds from the sale of the Notes will be used for general corporate purposes.

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Governing law and jurisdiction: The indenture, the Notes and the guarantee are governed by New York law. Any legal proceeding arising out of or based upon the indenture, the Notes or the guarantee may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.